Exhibit 99.1


                        Interleukin Genetics Restates Its
      2003 and 2004 Financial Statements, Reports Restated Fourth Quarter
             and Year-End Financial Results and Files 2004 Form 10-K


    WALTHAM, Mass.--(BUSINESS WIRE)--April 26, 2005--Interleukin Genetics, Inc. (OTCBB: ILGN) a leader in the development of personalized health products, announced today that it has completed its previously announced review of its accounting of the March 5, 2003 transactions with Alticor and its affiliates ("Alticor"). The review resulted in a restatement of the Company's previously issued 2003 and 2004 financial statements. The Company will also file today its Form 10-K for the year ended December 31, 2004.
    In connection with the restatement of its previously issued 2003 and 2004 financial statements, the Company recognized a beneficial conversion feature associated with the March 5, 2003 transactions with Alticor in accordance with the Financial Accounting Standard Board's Emerging Issues Task Force Issue No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments." The beneficial conversion feature resulted in an allocated discount of $8.1 million associated with the Company's Series A Preferred Stock and $1.5 million associated with the convertible long-term debt.
    In addition, the Company also reclassified all payments received to date from Alticor as equity. All proceeds received by the Company from Alticor for the Series A Preferred Stock and convertible long-term debt and all payments, past and future, received from Alticor under research and development agreements, up to the fair market value of $23.7 million associated with the March 5, 2003 transactions, have been and will be classified to stockholder's equity in accordance with EITF Issue 01-1. Payments received under the Company's Distribution Agreement with Alticor are not expected to be classified as equity.
    All expenses associated with the performance of the Research and Development agreements with Alticor have been and will be recorded as research and development expenses in the Company's financial statements. The Company expects to begin recording research revenue after the fair market value of the transaction, $23.7 million, has been fully accounted for as equity. Sale of the Company's genetic tests associated with the market launch through Alticor's multi-level marketing channel are expected to be recorded as product revenue.
    As a result of the reclassification, the Company reported restated revenue of $8,135 and a net loss of $1.7 million, or $0.07 per basic and diluted common share, for the quarter ended December 31, 2004. For the year, the Company reported restated revenue of $34,671 and a net loss of $7.2 million, or $0.31 per basic and diluted common share. As of December 31, 2004 the Company's total assets, as restated, were $6.2 million and cash and cash equivalents remained unchanged at $4.5 million.

    Financial Results:

    Revenue for the fourth quarter was $8,135 compared to $9,473 in the same quarter of 2003 reflecting in both periods royalties on PST(R) sales and licensing revenue associated with one of the company's patents. For the quarter, the Company reported a net loss of $1.7 million, or $0.07 per basic and diluted common share, as compared to a net loss of $1.7 million, or $0.07 per basic and diluted common share, for the same period in the prior year.
    Revenue for the year was $34,671 compared to $54,105 in 2003. Both periods reflect royalties on PST(R) sales and licensing revenue associated with one of the Company's patents. The 2003 revenue included $17,000 associated with a non-recurring funded study. For 2004, the Company reported a net loss of $7.2 million, or $0.31 per basic and diluted common share, as compared to a net loss attributable to common stockholders of $14.7 million, or $0.63 per basic and diluted common share, for 2003 which included $8.1 million, or $0.35 per common share for accretion of the convertible preferred stock discount.
    Research and development expenses were $1.0 million in the quarter ended December 31, 2004 compared to $1.0 million in the quarter ended December 31, 2003. These expenses included research and development expenses funded by Alticor under research and development agreements. Research and development expenses were $4.1 million for the year ended December 31, 2004 compared to $3.5 million in 2003. The increase in R&D expenses reflects increased subcontracted clinical studies associated with the research projects funded by Alticor.
    General and administrative expenses were $0.6 million for the quarter ended December 31, 2004 compared to $0.5 million during the same period in 2003. General and administrative expenses were $2.7 million for the year ended December 31, 2004 compared to $2.4 million during the prior year. The increase is primarily the result of the Company adding the appropriate infrastructure in its efforts to prepare for product launch and develop other market opportunities for its products.
    As of December 31, 2004, the Company reported total assets of $6.2 million, including $4.5 million in cash and cash equivalents as compared to total assets of $5.3 million including $4.8 million in cash and cash equivalents as of December 31, 2003.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis, endometriosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on April 26, 2005, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.


                      Interleukin Genetics, Inc.
                         Financial Highlights


Balance sheet data                         December 31,  December 31,
------------------                            2004           2003
                                          (As Restated) (As Restated)
                                            (Audited)     (Audited)

Cash and cash equivalents                    $4,528,425    $4,759,453
Total current assets                          4,721,375     4,879,570
Total assets                                 $6,185,501    $5,340,604

Total current liabilities                    $1,445,303      $663,104
Total liabilities                             2,657,994     1,428,233

Total stockholders' equity                    3,527,507     3,912,371

Total liabilities and stockholders' equity   $6,185,501    $5,340,604


                          Three Months Ended          Year Ended
                             December 31,            December 31,
 Statement of
  operations data          2004        2003        2004        2003
 ----------------          ----        ----        ----        ----
                            (As Restated            (As Restated
                            and Unaudited)           and Audited)
Revenue                   $8,135      $9,473     $34,671      $54,105

Research and
 development expense     999,588     986,039   4,078,667    3,478,519
General, and
 administrative
 expense                 570,107     542,025   2,658,037    2,443,219
                     -------------------------------------------------
Total cost and
 operating expenses    1,569,695   1,528,064   6,736,704    5,921,738
                     -------------------------------------------------

Loss from operations  (1,561,560) (1,518,591) (6,702,033)  (5,867,633)

Total other income
 and expense            (133,770)   (139,059)   (544,169)    (691,281)
                     -------------------------------------------------

Net loss             $(1,695,330)$(1,657,650)$(7,246,202) $(6,558,914)
                     =================================================
Accretion of
 convertible
 preferred stock             -0-         -0-         -0-   (8,094,727)
                     -------------------------------------------------

Net loss attributable
 to common
 stockholders        $(1,695,330)$(1,657,650)$(7,246,202)$(14,653,641)
                     =================================================

Basic and diluted net
 loss per common
 share                    $(0.07)     $(0.07)     $(0.31)      $(0.63)
Weighted average
 common shares
 outstanding          23,569,986  23,253,964  23,482,642   23,193,195




    CONTACT: Interleukin Genetics
             Fenel M. Eloi, 781-398-0700